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                                                                 EXHIBIT 10.61.2

                               AMENDMENT NO. 1 TO

                    AMENDED AND RESTATED STANDSTILL AGREEMENT

      This AMENDMENT NO. 1 (the "Amendment") to the Amended and Restated Standstill Agreement dated as of September 14, 1998 (the "Original Agreement") is made and entered into as of April 22, 2004 by and between Catalyst Semiconductor, Inc., a corporation organized and existing under the laws of the State of Delaware ("Catalyst") and Elex N.V., a corporation organized and existing under the laws of the Country of Belgium ("Purchaser"). Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Original Agreement.

                                    RECITALS

      WHEREAS, Pursuant to the Original Agreement, Purchaser has made certain covenants relating to Purchaser's ownership and transfer of shares of Catalyst's capital stock; and

      WHEREAS, Purchaser and Catalyst have entered into a Stock Transfer Agreement dated April 22, 2004 pursuant to which Purchaser will transfer to Catalyst 600,000 shares of Catalyst's common stock; and

      WHEREAS, in connection with the transfer of such shares by Purchaser to Catalyst, Purchaser and Catalyst have agreed to amend the Original Agreement as provided by this Amendment;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Catalyst hereby agree as follows:

      1. Amendment of Standstill Provision. Paragraph (a) of Section 2.1 of the Original Agreement, which currently reads as follows:

      "(a) acquire from other holders of Voting Stock or other securities convertible into or exchangeable or exercisable for Voting Stock, beneficial ownership of any Voting Stock, any securities convertible into or exchangeable for Voting Stock, or any other right to acquire Voting Stock (except, in any case, by way of stock dividends, stock splits or other distributions made to holders of any Voting Stock generally), or authorize or make a tender, exchange or other offer which would result in such an acquisition, without the prior written consent of Catalyst approved by the Board of Directors of Catalyst, if the effect of such acquisition would be to increase the Voting Power of all Voting Stock then beneficially owned by Purchaser (and its Affiliates), or which Purchaser (and its Affiliates) collectively have a right to acquire, to more than 5,500,000 shares (as appropriately adjusted for stock dividends, stock splits, recapitalizations, reclassifications and the like) or, following the Second Closing contemplated by the Common Stock Purchase Agreement dated as of May 26, 1998 between the Company and Purchaser, to more than 9,500,000 shares (as appropriately adjusted for stock dividends, stock splits, recapitalizations, reclassifications and the like);"

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is hereby amended in its entirety to read as follows:

      "(a) acquire from other holders of Voting Stock or other securities convertible into or exchangeable or exercisable for Voting Stock, beneficial ownership of any Voting Stock, any securities convertible into or exchangeable for Voting Stock, or any other right to acquire Voting Stock (except, in any case, by way of stock dividends, stock splits or other distributions made to holders of any Voting Stock generally), or authorize or make a tender, exchange or other offer which would result in such an acquisition, without the prior written consent of Catalyst approved by the Board of Directors of Catalyst, if the effect of such acquisition would be to increase the Voting Power of all Voting Stock then beneficially owned by Purchaser (and its Affiliates), or which Purchaser (and its Affiliates) collectively have a right to acquire, to an amount greater than (i) 3,687,007 shares (as appropriately adjusted for stock dividends, stock splits, recapitalizations, reclassifications and the like) less
(ii) the number of shares of Common Stock (as appropriately adjusted for stock dividends, stock splits, recapitalizations, reclassifications and the like) sold, transferred or otherwise disposed of by Purchaser (and its Affiliates) after April 22, 2004; provided, however, that such limitation shall not apply to the ownership or exercise of options to acquire Voting Stock of Catalyst granted to Roland Duchatelet in his capacity as a director of Catalyst;"

      2. Continuing Agreement. Except as specifically amended hereby, all of the terms of the Original Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects.

      3. Authority; Severability. Each of Catalyst and Purchaser represents and warrants that the person signing below is authorized to sign this Amendment on its behalf and to bind it to the terms of this Amendment. Should any provision of this Amendment be held by a court of competent jurisdiction to be invalid or illegal, such invalidity or illegality shall not invalidate the whole of this agreement, but, rather, the Amendment shall be construed as if it did not contain the invalid or illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

      4. Counterparts. This Amendment may be executed in counterparts and the signature pages may be combined to create a document binding on all of the parties hereto.

      5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

                  (Remainder of Page Left Blank Intentionally)

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      IN WITNESS WHEREOF, Catalyst and Purchaser have caused their duly authorized representatives to execute this Amendment as of the date first written above.

"CATALYST"                          CATALYST SEMICONDUCTOR, INC.
                                    a Delaware corporation

                                    By:  /s/ Gelu Voicu
                                         ---------------------------------------
                                         Gelu Voicu
                                         President and Chief Executive Officer

"PURCHASER"                         ELEX N.V.
                                    a Belgium corporation

                                    By:  /s/ Roland Duchatelet
                                         ---------------------------------------
                                         Roland Duchatelet
                                         Chairman of the Board